EXHIBIT 10.17
AMENDMENT NO. 1
TO THE
QUALCOMM INCORPORATED NON-QUALIFIED DEFERRED COMPENSATION PLAN
The Qualcomm Incorporated Non-Qualified Deferred Compensation Plan, as most recently amended and restated effective January 1, 2021, is hereby amended as follows effective July 1, 2022.
1. Article II of the Plan is hereby amended to add each of the following new defined terms and all defined terms in Article II are renumbered accordingly:
“Cause” for a Participant’s termination of employment shall have occurred where a Participant’s employment is terminated because of: (i) theft, dishonesty, or falsification of any documents or records of the Company or any of its Subsidiaries; (ii) improper use or disclosure of the confidential or proprietary information of the Company or any of its Subsidiaries; (iii) any action which, in the sole discretion of the Committee, has a detrimental effect on the reputation or business of the Company and its Subsidiaries; (iv) failure or inability (other than by reason of mental or physical incapacity) to perform any reasonable assigned duties after written notice from the Company of, and a reasonable opportunity to cure, such failure or inability; (v) any material breach of any employment or service agreement between the Participant and the Company or any of its Subsidiaries, which breach is not cured pursuant to the terms of such agreement; (vi) conviction (including any plea of guilty or nolo contendere) of any criminal act which impairs the Participant’s ability to perform his or her duties; or (vii) violation of a material policy of the Company or any of its Subsidiaries.
“Involuntary Termination” means any termination of a Participant’s employment that is initiated by the Company or a Subsidiary for reasons other than for Cause and which is not due to the Participant’s death or Disability. An Involuntary Termination does not include a termination of a Participant’s employment due to the Participant’s resignation for any reason. For the avoidance of doubt, an Involuntary Termination shall not occur solely as a result of (i) a transfer of employment in which the Participant remains employed by the Company or one if its Subsidiaries, or (ii) the sale, transfer or other disaffiliation of one or more Subsidiaries in which the Participant remains employed by the Company or the Subsidiary, or the transfer of employment by a Participant to a third party in connection with a sale, transfer or other disaffiliation of the assets or business of the Company or any of its Subsidiaries.
“Subsidiary” means any company (including, for the avoidance of doubt and without limitation, any joint venture), which is at least 50 percent owned, directly or indirectly, by the Company.
2.Section 8.2.1 of the Plan is hereby amended and restated to read in its entirety as follows:

“8.2.1 One hundred percent (100%) shall be vested upon the Participant’s death, Disability, Involuntary Termination or completion of two (2) Years of Service.”

IN WITNESS WHEREOF, this Amendment No. 1 is executed this 15th day of September 2022.

QUALCOMM INCORPORATED:

By:	/s/ William Sailer

Name:	William Sailer

Title:	Sr. Vice President, Legal Counsel

By:	/s/ Teresa Wolownik

Name:	Teresa Wolownik

Title:	Sr. Director, Compensations & Benefits